Exhibit 10.4

MOST HOME CORP.
AMENDMENT NO. 1 TO 2004 STOCK BONUS PLAN
(Effective Date: April 26, 2004
Amendment Date: November 9, 2004)

Paragraph 4 of the Corporation's 2004 Stock Bonus Plan (the "Original Plan") is deleted in its entirety and replaced with the following:

"4.       Bonus Share Reserve. There shall be established a Bonus Share Reserve to which shall be credited 2,000,000 shares of the Company's common stock. In the event that the shares of common stock of the Company should, as a result of a stock split or stock dividend or combination of shares or any other change, or exchange for other securities by reclassification, reorganization, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for, a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of shares then remaining in the Bonus Share Reserve shall be appropriately adjusted to reflect such action. Upon the grant of shares hereunder, this reserve shall be reduced by the number of shares so granted. Distributions of Bonus Shares may, as the Committee shall in its sole discretion determine, be made from authorized but unissued shares or from treasury shares. All authorized and unissued shares issued as Bonus Shares in accordance with the Plan shall be fully paid and non-assessable and free from preemptive rights."

Capitalized terms not defined herein shall have the meaning as defined in the Original Plan.

The Original Plan shall remain in full force and effect and unamended in all respects except as amended by this Amendment No. 1 and this Amendment No. 1 and the Original Plan shall hereafter be read as one document.

DATED at Maple Ridge, British Columbia, this 9th day of November, 2004.
Most Home Corp. per: /s/ Kenneth Galpin Kenneth Galpin, President